Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Mark A. Carano
Senior Vice President,
Chief Financial Officer and Treasurer
Insteel Industries Inc.
(336) 786-2141

INSTEEL INDUSTRIES REPORTS SECOND QUARTER 2022 RESULTS

MOUNT AIRY, N.C., April 21, 2022 – Insteel Industries Inc. (NYSE: IIIN) today announced financial results for its second quarter ended April 2, 2022.

Second Quarter 2022 Results

For the second quarter of fiscal 2022, Insteel reported record quarterly net earnings of $39.0 million, or $1.99 per diluted share, up from $14.9 million, or $0.76 per diluted share, for the same period a year ago. The Company benefitted from strong demand for its reinforcing products and incremental price increases to recover the continued escalation in costs.

Net sales increased to $213.2 million from $139.0 million for the prior year quarter driven by a 65.4% increase in average selling prices and a 7.2% decrease in shipments. The average selling price increase was the result of price increases implemented across all product lines during the quarter to recover rapidly escalating costs, which offset the impact of lower shipments resulting from tight supply conditions for raw materials. On a sequential basis, average selling prices increased 10.1% while shipments increased 8.5%.

Gross profit increased to $57.1 million from $30.2 million in the prior quarter and gross margin widened 510 basis points to 26.8% from 21.7% in the prior year quarter due to higher spreads between selling prices and raw material costs.

Operating activities provided $6.3 million of cash compared with providing $15.3 million for the prior year quarter due to an increase in net working capital, which used $32.6 million of cash in the current year quarter. In the prior year quarter, net working capital used $0.8 million.

Six Month 2022 Results

Net earnings for the first six months of fiscal 2022 were $62.1 million, or $3.17 per diluted share, compared to $23.1 million, or $1.18 per diluted share, for the same period a year ago. Net sales increased to $391.7 million from $258.6 million for the prior year period driven by a 67.5% increase in average selling prices and a 9.5% decrease in shipments. Gross profit increased to $99.4 million from $50.1 million in the same period a year ago and gross margin widened 600 basis points to 25.4% from 19.4% due to higher spreads.

Operating activities provided $20.1 million of cash compared with providing $29.2 million in the prior year period primarily due to the $54 million increase in net working capital in the current year. In the prior year period, net working capital used $1.3 million.

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1373 BOGGS DRIVE, MOUNT AIRY, NC 27030/PHONE: (336) 786-2141/FAX: (336) 786-2144

WWW.INSTEEL.COM

Capital Allocation and Liquidity

Capital expenditures for the first six months of fiscal 2022 decreased to $8.6 million from $8.8 million for the prior year period but are expected to total up to $25 million in 2022, including expenditures to advance the growth of the engineered structural mesh business, to support cost and productivity improvement initiatives, and recurring maintenance needs.

Insteel ended the quarter debt-free with $69.7 million of cash and no borrowings outstanding on its $100.0 million revolving credit facility.

Outlook

“Momentum across our business remains positive driven by robust demand from our customer base and price increase initiatives to recover rapidly rising raw material, labor, utility and freight costs,” commented H.O. Woltz III, Insteel’s President and CEO. “For the balance of our fiscal year, we expect continued strong performance due to underlying strength across all our non-residential construction markets together with the usual seasonal upturn in demand that occurs during our third and fourth quarters.”

Woltz continued, “While concerns surrounding inadequate supplies of domestically produced wire rod persist, we have supplemented our requirements with offshore material to bridge the gaps we previously identified and do not expect raw material-related disruptions to our operations through the fourth fiscal quarter. We have concerns about the impact of record high steel prices on demand for reinforcing products, but up to this point momentum in our markets remains strong and there is no indication of weakening.”

Conference Call

Insteel will hold a conference call at 10:00 a.m. ET today to discuss its second quarter financial results. A live webcast of this call can be accessed on Insteel’s website at https://investor.insteel.com and will be archived for replay until the next quarterly conference call.

About Insteel

Insteel is the nation’s largest manufacturer of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets prestressed concrete strand and welded wire reinforcement, including engineered structural mesh, concrete pipe reinforcement and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products and concrete contractors for use, primarily, in nonresidential construction applications. Headquartered in Mount Airy, North Carolina, Insteel operates ten manufacturing facilities located in the United States.

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Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes,” “anticipates,” “expects,” “estimates,” “appears,” “plans,” “intends,” “may,” “should,” “could” and similar expressions are intended to identify forward-looking statements. Although we believe that our plans, intentions, and expectations reflected in or suggested by such forward-looking statements are reasonable, they are subject to a number of risks and uncertainties, and we can provide no assurances that such plans, intentions, or expectations will be implemented or achieved. Many of these risks and uncertainties are discussed in detail and are updated from time to time in our filings with the U.S. Securities and Exchange Commission (the “SEC”), in particular in our Annual Report on Form 10-K for the year ended October 2, 2021.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made, and we do not undertake any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as may be required by law.

It is not possible to anticipate and list all risks and uncertainties that may affect our future operations or financial performance; however, they include, but are not limited to, the following: the impact of COVID-19 on the economy, demand for our products and our operations, including the measures taken by governmental authorities to address it, which may precipitate or exacerbate other risks and/or uncertainties; general economic and competitive conditions in the markets in which we operate; changes in the spending levels for nonresidential and residential construction and the impact on demand for our products; changes in the amount and duration of transportation funding provided by federal, state and local governments and the impact on spending for infrastructure construction and demand for our products; the cyclical nature of the steel and building material industries; credit market conditions and the relative availability of financing for us, our customers and the construction industry as a whole; fluctuations in the cost and availability of our primary raw material, hot-rolled steel wire rod, from domestic and foreign suppliers; competitive pricing pressures and our ability to raise selling prices in order to recover increases in raw material or operating costs; changes in United States or foreign trade policy affecting imports or exports of steel wire rod or our products; unanticipated changes in customer demand, order patterns and inventory levels; the impact of fluctuations in demand and capacity utilization levels on our unit manufacturing costs; our ability to further develop the market for Engineered Structural Mesh (“ESM”) and expand our shipments of ESM; legal, environmental, economic or regulatory developments that significantly impact our business or operating costs; unanticipated plant outages, equipment failures or labor difficulties; and the “Risk Factors” discussed in our Annual Report on Form 10-K for the year ended October 2, 2021 and in other filings made by us with the SEC.

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except for per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	April 2,	April 3,	April 2,	April 3,
	2022	2021	2022	2021

Net sales	$213,209	$138,999	$391,668	$258,604
Cost of sales	156,140	108,771	292,235	208,525
Gross profit	57,069	30,228	99,433	50,079
Selling, general and administrative expense	7,202	10,330	19,483	18,883
Restructuring charges, net	(365)	545	(318)	1,202
Acquisition costs	-	-	-	-
Other expense (income), net	(11)	75	(16)	88
Interest expense	23	24	45	49
Interest income	(10)	(5)	(24)	(10)
Earnings before income taxes	50,230	19,259	80,263	29,867
Income taxes	11,213	4,339	18,117	6,804
Net earnings	$39,017	$14,920	$62,146	$23,063

Net earnings per share:
Basic	$2.00	$0.77	$3.19	$1.19
Diluted	1.99	0.76	3.17	1.18

Weighted average shares outstanding:
Basic	19,492	19,328	19,487	19,319
Diluted	19,623	19,517	19,615	19,476

Cash dividends declared per share	$0.03	$0.03	$2.06	$1.56

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	(Unaudited)			(Unaudited)
	April 2,	January 1,	October 2,	April 3,
	2022	2022	2021	2021
Assets
Current assets:
Cash and cash equivalents	$69,725	$63,020	$89,884	$58,940
Accounts receivable, net	80,690	73,562	67,917	58,123
Inventories	127,049	81,558	79,049	68,623
Other current assets	5,340	8,664	10,056	6,556
Total current assets	282,804	226,804	246,906	192,242
Property, plant and equipment, net	107,159	103,442	105,624	104,680
Intangibles, net	7,256	7,460	7,668	8,095
Goodwill	9,745	9,745	9,745	9,745
Other assets	13,594	21,328	20,767	22,099
Total assets	$420,558	$368,779	$390,710	$336,861

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$58,459	$35,369	$49,443	$44,941
Accrued expenses	15,357	27,205	19,406	14,252
Total current liabilities	73,816	62,574	68,849	59,193
Long-term debt		-	-
Other liabilities	21,595	20,185	19,823	18,932
Commitments and contingencies
Shareholders' equity:
Common stock	19,439	19,414	19,408	19,341
Additional paid-in capital	79,613	78,945	78,688	77,351
Retained earnings	228,537	190,103	206,384	164,000
Accumulated other comprehensive loss	(2,442)	(2,442)	(2,442)	(1,956)
Total shareholders' equity	325,147	286,020	302,038	258,736
Total liabilities and shareholders' equity	$420,558	$368,779	$390,710	$336,861

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	April 2,	April 3,	April 2,	April 3,
	2022	2021	2022	2021
Cash Flows From Operating Activities:
Net earnings	$39,017	$14,920	$62,146	$23,063
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	3,640	3,590	7,345	7,200
Amortization of capitalized financing costs	16	16	33	32
Stock-based compensation expense	830	710	1,102	934
Deferred income taxes	1,100	(402)	1,116	(466)
(Gain) loss on sale of property, plant and equipment and assets held for sale	(622)	83	(608)	115
Gain from life insurance proceeds	(364)		(364)	-
Increase in cash surrender value of life insurance policies over premiums paid	-	(804)	-	(1,168)
Net changes in assets and liabilities:
Accounts receivable, net	(7,128)	(8,899)	(12,773)	(4,306)
Inventories	(45,491)	(4,347)	(48,000)	340
Accounts payable and accrued expenses	20,036	12,430	6,805	2,677
Other changes	(4,715)	(2,008)	3,264	818
Total adjustments	(32,698)	369	(42,080)	6,176
Net cash provided by operating activities	6,319	15,289	20,066	29,239

Cash Flows From Investing Activities:
Capital expenditures	(7,779)	(5,908)	(8,617)	(8,768)
Decrease (increase) in cash surrender value of life insurance policies	459	-	35	(197)
Proceeds from sale of assets held for sale	6,928	-	6,934	19
Proceeds from life insurance claims	1,456	-	1,456
Proceeds from surrender of life insurance policies	42	5	106	23
Net cash provided by (used for) investing activities	1,106	(5,903)	(86)	(8,923)

Cash Flows From Financing Activities:
Proceeds from long-term debt	88	89	133	134
Principal payments on long-term debt	(88)	(89)	(133)	(134)
Cash dividends paid	(583)	(580)	(39,993)	(30,131)
Payment of employee tax withholdings related to net share transactions	(137)	(97)	(192)	(110)
Cash received from exercise of stock options	-	49	46	177
Net cash used for financing activities	(720)	(628)	(40,139)	(30,064)

Net increase (decrease) in cash and cash equivalents	6,705	8,758	(20,159)	(9,748)
Cash and cash equivalents at beginning of period	63,020	50,182	89,884	68,688
Cash and cash equivalents at end of period	$69,725	$58,940	$69,725	$58,940

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Income taxes, net	$17,970	$5,717	18,053	5,812
Non-cash investing and financing activities:
Purchases of property, plant and equipment in accounts payable	372	1,357	372	1,357
Restricted stock units and stock options surrendered for withholding taxes payable	137	97	192	110

IIIN – E

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